PROSPECTUS SUPPLEMENT NO. 1

to Prospectus,

declared effective on August 17, 2007

(Registration No. 333-138693)

ICP SOLAR TECHNOLOGIES INC.

This Prospectus Supplement No. 1 supplements our Prospectus, declared effective August 17, 2007 (the "Prospectus").

You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K of ICP Solar Technologies Inc. as filed by us with the Securities and Exchange Commission on August 28, 2007.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is August 28, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 27, 2007
Date of Report (Date of earliest event reported)

ICP SOLAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The disclosure under Item 2.01 of this current report on Form 8-K is hereby incorporated by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

ICP Solar Technologies Inc. (the "Company"), a developer and marketer of solar cells and products, announced that the Company has executed a Share Purchase Agreement with Gerry Heffernan, Michael Snow, and Philip Crowley, majority shareholders of Wes Power Technologies Inc. ("WES") ("WES Shareholders"), pursuant to which the Company has indicated its intention to purchase from the WES Shareholders all of the issued and outstanding shares of WES, located in St. John’s, Newfoundland.

On August 27, 2007, the Company and the WES Shareholders signed a share purchase agreement (the "Agreement"). Under the terms of the Agreement, the Company shall acquire 100% of all of the shares of WES for the following consideration:

(a) An amount of $1.00 shall be paid by the Company to WES;
(b)

Issuance to WES Shareholders, on the Closing Date, by the Company of 250,000 warrants to purchase common shares of the Company. The Warrants will have a maturity date of five (5) years from date of issuance and an exercise price equal to the closing share price of the Company (ticker symbol ICPR on the OTC BB) on the last trading day prior to the date of issuance. The warrants shall be convertible within five (5) years from date of issuance following registration with the SEC. The related restricted shares shall become available for sale at the earliest on October 31, 2007;

(c) Execution of employment agreements by the Company or one of its subsidiaries with each of the WES Shareholders, to the satisfaction of all parties.

The aforementioned does not purport to be a complete description of the Agreement and is qualified in its entirety by reference to the Agreement, filed as an exhibit herewith and incorporated herein by reference.

SECTION 8	OTHER EVENTS

ITEM 8.01	OTHER EVENTS

On August 27, 2007, the Company issued a press release announcing the signing of the Share Purchase Agreement, which is filed as an exhibit hereto.

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SECTION 9	FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

To be filed by amendment.

(c)	Exhibits.

Exhibit No.	Description

2.1	Share Purchase Agreement, dated August 27, 2007, between ICP Solar Technologies Inc. and WES Power Technologies Inc.

99.1	Press release dated August 27, 2007, of ICP Solar Technologies Inc., announcing the execution of the Share Purchase Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICP SOLAR TECHNOLOGIES INC.

Date: August 28, 2007
	By:	/s/ Sass Peress
SASS PERESS
President, Chief Executive Officer and Chairman

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ICP Solar Signs Agreement to Acquire Wes Power

New Products Will Set Standard for Renewable Energy Communication Systems

MONTREAL – August 27, 2007 – ICP Solar Technologies Inc. (OTCBB: ICPR, FRANKFURT: K1U.F), a developer, manufacturer and marketer of solar cells and products, announced today announced that it has entered into an agreement to acquire privately held Wes Power, a leader in renewable power performance management systems.

"We believe that the acquisition of Wes Power and its GreenMeter(TM) technology is strategically important for us," said ICP Solar CEO and Chairman, Sass Peress. "We have always been focused on innovation and creating products that offer the best performance and features. When combined with our patented rooftop solar tile technology, we will now be in a position to provide our current customers, as well as new power generation channel customers, with a real-time communications interface with their systems. This will give our company a competitive advantage in the marketplace and position us to become a leader in this fast growing renewable power category."

All of the ICP Solar chargers come with Plug'n'Play(TM) for quick connectivity, several adaptors for different applications including the GreenMeter(TM) which includes desktop software that records and displays the power generated from panels and up to the minute information on greenhouse gas savings.

"ICP Solar has clearly established itself as a leader in the solar energy industry and we are pleased to become part of the team that is working to accelerate the evolution of the solar energy experience," said Wes Power CEO, Gerry Heffernan. "We look forward to bringing together our technologies and creating the next generation of solar energy products."

Financial terms of the proposed transaction were not released.

About ICP Solar Technologies, Inc.

ICP Solar is a developer, manufacturer and marketer of solar cells and solar cell based products and building materials. Through the application of next-generation technologies and use of proprietary intellectual design the Company aims to be the industry's innovation leader. For the past 19 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segment of the solar industry. ICP Solar's management has over 50 years of experience in the renewable energy sector. The company's headquarters are located in Montreal, Canada, with additional locations in the USA, Spain, Ireland and France.

Corporate information may be found at www.icpsolar.com

About Wes Power Technology Inc.

WES Power Technology Inc. is a St. John's Newfoundland based company that is developing a line of performance management products for the renewable power market, for which wind and solar are key power sources.

Corporate information may be found at www.wespt.com

The forward-looking statements herein include, but are not limited to, the expected expansion of our solar solutions into Europe Middle East, Asia and Africa. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent SB-2 filing with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made.

We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

CONTACT:

ICP Solar
Laurent Lafite, 514-270-5770
Llafite@icpsolar.com
or
Lippert Heilshorn
Jody Burfening/Elric Martinez
212-838-3777
emartinez@lhai.com